Exhibit 99.1

uniQure announces achievement of $100 million milestone

related to hemophilia B gene therapy

~ Milestone payment triggered by first commercial sale of HEMGENIX® in U.S. by CSL Behring ~

Lexington, MA and Amsterdam, the Netherlands, June 20, 2023 — uniQure N.V. (NASDAQ: QURE), a leading gene therapy company advancing transformative therapies for patients with severe medical needs, announced the achievement of a $100 million milestone associated with the first commercial sale of HEMGENIX® in the United States by its partner, global biotechnology leader CSL (ASX: CSL). HEMGENIX® (etranacogene dezaparvovec) is a one-time administered gene therapy for the treatment of adults with hemophilia B who currently use factor IX prophylaxis therapy, or have current or historical life-threatening hemorrhage or have repeated, serious spontaneous bleeding episodes.

“The first commercial sale in the U.S. is a major milestone for uniQure as it marks the fulfillment of our promise to deliver genetic medicines that have the potential to transform people’s lives,” said Matt Kapusta, chief executive officer of uniQure. “uniQure’s successful development of HEMGENIX® further validates our AAV platform built on the back of 25 years of scientific leadership and innovation in the field of gene therapy. We look forward to our continued collaboration with CSL Behring as they work to bring this important treatment to those living with hemophilia B.”

uniQure conducted the multi-year research and clinical development program for HEMGENIX®, which included three clinical trials across 34 global sites and involved 67 adults with hemophilia B. In May 2021, uniQure and CSL completed a licensing transaction providing CSL Behring with exclusive rights to commercialize and continue clinical development of HEMGENIX® globally. uniQure is responsible for the global manufacturing of the product at its licensed facility in Lexington, Massachusetts. Under the agreement with CSL Behring, the milestone payment is due within 30 days after achievement of the milestone.

HEMGENIX® is the first approved gene therapy for hemophilia B in the United States, European Union (EU) and European Economic Area (EEA), and the UK.

Hemophilia B is a rare, lifelong bleeding disorder caused by a single gene defect, resulting in insufficient production of factor IX, a protein primarily produced by the liver that helps blood clots form. Treatments for moderate to severe hemophilia B include prophylactic infusions of factor IX replacement therapy to temporarily replace or supplement low levels of blood-clotting factor and, while these therapies are effective, those with hemophilia B must adhere to strict, lifelong infusion schedules. They may also still experience spontaneous bleeding episodes as well as limited mobility, joint damage or severe pain as a result of the disease. For appropriate patients, HEMGENIX® has been shown in clinical trials to allow people living with hemophilia B to produce their own factor IX, which can lower the risk of bleeding.

About HEMGENIX

HEMGENIX® is a gene therapy that reduces the rate of abnormal bleeding in eligible people with hemophilia B by enabling the body to continuously produce factor IX, the deficient protein in hemophilia B. It uses AAV5, a non-infectious viral vector, called an adeno-associated virus (AAV). The AAV5 vector carries the Padua gene variant of Factor IX (FIX-Padua) to the target cells in the liver, generating factor IX proteins that are 5x-8x more active than normal. These genetic instructions remain in the target cells, but generally do not become a part of a person’s own DNA. Once delivered, the new genetic instructions allow the cellular machinery to produce stable levels of factor IX.

HEMGENIX® is a registered trademark of CSL Behring.

Important Safety Information (ISI)

What is HEMGENIX?

HEMGENIX®, etranacogene dezaparvovec-drlb, is a one-time gene therapy for the treatment of adults with hemophilia B who:

●	Currently use Factor IX prophylaxis therapy, or

●	Have current or historical life-threatening bleeding, or

●	Have repeated, serious spontaneous bleeding episodes.

HEMGENIX is administered as a single intravenous infusion and can be administered only once.

What medical testing can I expect to be given before and after administration of HEMGENIX?

To determine your eligibility to receive HEMGENIX, you will be tested for Factor IX inhibitors. If this test result is positive, a retest will be performed 2 weeks later. If both tests are positive for Factor IX inhibitors, your doctor will not administer HEMGENIX to you. If, after administration of HEMGENIX, increased Factor IX activity is not achieved, or bleeding is not controlled, a post-dose test for Factor IX inhibitors will be performed.

HEMGENIX may lead to elevations of liver enzymes in the blood; therefore, ultrasound and other testing will be performed to check on liver health before HEMGENIX can be administered. Following administration of HEMGENIX, your doctor will monitor your liver enzyme levels weekly for at least 3 months. If you have preexisting risk factors for liver cancer, regular liver health testing will continue for 5 years post-administration. Treatment for elevated liver enzymes could include corticosteroids.

What were the most common side effects of HEMGENIX in clinical trials?

In clinical trials for HEMGENIX, the most common side effects reported in more than 5% of patients were liver enzyme elevations, headache, elevated levels of a certain blood enzyme, flu-like symptoms, infusion-related reactions, fatigue, nausea, and feeling unwell. These are not the only side effects possible. Tell your healthcare provider about any side effect you may experience.

What should I watch for during infusion with HEMGENIX?

Your doctor will monitor you for infusion-related reactions during administration of HEMGENIX, as well as for at least 3 hours after the infusion is complete. Symptoms may include chest tightness, headaches, abdominal pain, lightheadedness, flu-like symptoms, shivering, flushing, rash, and elevated blood pressure. If an infusion-related reaction occurs, the doctor may slow or stop the HEMGENIX infusion, resuming at a lower infusion rate once symptoms resolve.

What should I avoid after receiving HEMGENIX?

Small amounts of HEMGENIX may be present in your blood, semen, and other excreted/secreted materials, and it is not known how long this continues. You should not donate blood, organs, tissues, or cells for transplantation after receiving HEMGENIX.

Please see full prescribing information for HEMGENIX.

You are encouraged to report negative side effects of prescription drugs to the FDA. Visit www.fda.gov/medwatch, or call 1-800-FDA-1088.

You can also report side effects to CSL Behring’s Pharmacovigilance Department at 1-866-915-6958.

About uniQure

uniQure is delivering on the promise of gene therapy – single treatments with potentially curative results. The recent approval of our gene therapy for hemophilia B – an historic achievement based on more than a decade of research and clinical development – represents a major milestone in the field of genomic medicine and ushers in a new treatment approach for patients living with hemophilia. We are now leveraging our modular and validated technology platform to advance a pipeline of proprietary gene therapies for the treatment of patients with Huntington's disease, refractory temporal lobe epilepsy, ALS, Fabry disease, and other severe diseases. www.uniQure.com

uniQure Forward-Looking Statements

This press release contains forward-looking statements. All statements other than statements of historical fact are forward-looking statements, which are often indicated by terms such as "anticipate," "believe," "could," “establish,” "estimate," "expect," "goal," "intend," "look forward to", "may," "plan," "potential," "predict," "project," “seek,” "should," "will," "would" and similar expressions. Forward-looking statements are based on management's beliefs and assumptions and on information available to management only as of the date of this press release. These forward-looking statements include, but are not limited to, statements about whether we are able to bring AMT-061 to people living with hemophilia B and whether the treatment will be transformational. The Company’s actual results could differ materially from those anticipated in these forward-looking statements for many reasons, including, without limitation, risks associated with the impact of the postponement in our clinical trial for Huntington’s disease, the impact of financial and geopolitical events on our Company and the wider economy and health care system, our Commercialization and License Agreement with CSL Behring, our clinical development activities, clinical results, collaboration arrangements, regulatory oversight, product commercialization and intellectual property claims, as well as the risks, uncertainties and other factors described under the heading "Risk Factors" in the Company’s periodic securities filings, including its Annual Report on Form 10-K filed February 28, 2023. Given these risks, uncertainties and other factors, you should not place undue reliance on these forward-looking statements, and the Company assumes no obligation to update these forward-looking statements, even if new information becomes available in the future.

uniQure Contacts:

FOR INVESTORS:		FOR MEDIA:

Maria E. Cantor	Chiara Russo	Tom Malone
Direct: 339-970-7536	Direct: 617-306-9137	Direct: 339-970-7558
Mobile: 617-680-9452	Mobile: 617-306-9137	Mobile:339-223-8541
m.cantor@uniQure.com	c.russo@uniQure.com	t.malone@uniQure.com